SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                     -------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported) November 19, 1996


                            Chartwell Re Corporation
             (Exact Name of Registrant as Specified in its Charter)



     Delaware                    1-12502                  41-1652573
     --------                    -------                  ----------
(State or Other Jurisdiction   (Commission                (IRS Employer
 of Incorporation)              File Number)            Identification No.)


Four Stamford Plaza, P.O. Box 120043, Stamford, CT              06912-0043
------------------------------------------------------------------------------
(Address of Principal Executive Offices)                       (Zip Code)



Registrant's telephone number, including area code (203) 705-2500
                                                    -------------


          (Former Name or Former Address, if Changed Since Last Report)

                               Page 1 of 4 pages.

Item 2. Acquisition or Disposition of Assets.

On October 14, 1996, Chartwell Re Corporation ("Chartwell") and Archer Group Holdings plc ("Archer") jointly announced the making by Chartwell Holdings Limited ("CHL"), an indirect subsidiary of Chartwell, of a recommended cash offer (the "Offer") of 92.5 pence for each ordinary share of Archer in issue (each, an "Archer Share"). As at November 5, 1996, CHL owned or had received acceptances of the Offer in respect of an aggregate of 35,393,712 Archer Shares, or 93.5% of the Archer Shares in issue, and on such date, Chartwell declared the Offer to be unconditional. As at the close of business on November 18, 1996, CHL owned or had received acceptances in respect of 98.8% of the Archer Shares in issue.

The Offer may remain open, but CHL is not required to keep it open, until completion of the compulsory acquisition of the remaining 1.2% of Archer Shares in issue under Sections 428 to 430E of the Companies Act 1985 which will occur in January 1997. The Offer includes a Loan Note alternative whereby Archer stockholders (other than those resident in the United States or in certain other jurisdictions where regulatory restrictions apply) were permitted to elect to receive one Pound Sterling in principal amount of Loan Notes instead of one Pound Sterling of cash consideration.

The aggregate cost of acquiring the Archer Shares will be approximately $62.4 million (37.2 million Pounds Sterling), including expenses and the cost of purchasing Archer management options. The purchase price is based on an exchange rate of $1.6763 per 1 Pound Sterling which was the exchange rate in effect on November 19, 1996. The foregoing acquisition cost will be funded by approximately (i) $ 9.1 million contributed to CHL by Chartwell from its existing funds, (ii) $16.8 million contributed to CHL by Chartwell Reinsurance from its existing funds, (iii) proceeds from loans from First Union National Bank N.A. ("First Union") in an aggregate principal amount of $27.2 million which loans will be made to Chartwell's subsidiary, Chartwell Re Holdings Corporation ("Re Holdings"), with the proceeds then loaned to CHL, and (iv) Loan Notes issued by CHL in an aggregate principal amount of $9.3 million.

On November 14, 1996, Re Holdings repaid the outstanding borrowings under its credit agreement with Fleet National Bank of Connecticut with the proceeds of a $20 million principal amount loan from First Union.

Archer is the parent company of Archer Managing Agents Limited which is one of the largest managing agencies in the Lloyd's marketplace with approximately 4% of Lloyd's total underwriting capacity for the 1996 year of account. The largest part of Archer's revenue is derived from fee based income on capacity managed and commissions on syndicate profits. Archer's managing agency manages a group of 11 Lloyd's syndicates (seven non-marine, one marine, one aviation, one motor and one life) with 1996 capacity of approximately 420 million Pounds Sterling. Approximately 80% of Archer syndicates' premium volume is derived from non-U.S. sources. Approximately 37% of the 1996 capacity is supplied by corporate capital.

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



Additional information about the Offer, the Loan Notes and other funding of the Offer, Archer and related matters is contained in the Form 8-K reports of Chartwell and Re Holdings filed with the Securities and Exchange Commission on October 18, 1996.


Item 7. Financial Statements, Pro Forma Financial
Information and Exhibits.

         (a)  Financial Statements of business acquired.

                  The following Archer financial statements will be filed as an amendment to this report as soon as practicable:

         Consolidated Profit and Loss Account for the nine months ended June 30, 1996 (unaudited) and the years ended September 30, 1995 and 1994.

         Consolidated Balance Sheets as at June 30, 1996 (unaudited) and September 30, 1995.

         Consolidated Cash Flow Statements for the nine months ended June 30, 1996 (unaudited) and the years ended September 30, 1995 and 1994.

         Notes to the Consolidated Financial Statements

         Report of KPMG Chartered Accounts

         (b)  Pro Forma financial information.

                  The following condensed consolidated pro forma financial statements (unaudited) reflecting consummation of the Registrant's tender offer for the outstanding capital stock of Archer will be filed as an amendment to this report as soon as practicable:

         Condensed Consolidated Pro Forma Balance Sheet as at
         September 30, 1996.

         Condensed Consolidated Pro Forma Statements of Operations for the nine months ended September 30, 1996 and the year ended December 31, 1995.

         Notes to Condensed Consolidated Pro Forma financial Statements.

         (c)  Exhibits

                  None.

                                    SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          CHARTWELL RE CORPORATION



Dated: November 20, 1996                    By: /s/ Richard E.Cole
                                               ----------------------
                                                Richard E. Cole
                                                Chairman & CEO



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